Exhibit 99.1

Ur-Energy Provides 2015 Q1 Operational Results

Littleton, Colorado (PR Newswire – April 13, 2015) Ur-Energy Inc. (NYSE MKT:URG, TSX:URE) (the “Company” or “Ur-Energy”) provides the following report of operational results for first quarter 2015.

Highlights

Lost Creek Operations
	Units	2015 Q1	2014 Q4

U3O8 Captured	(‘000 lbs)	192.3	149.6
U3O8 Dried & Drummed	(‘000 lbs)	177.1	117.2
U3O8 Sold	(‘000 lbs)	146.0	100.0

Average Flow Rate	(gpm)	1,681	1,145
U3O8 Head Grade	(mg/l)	110	123

Lost Creek Uranium Production and Sales

For a sixth straight quarter, the Company’s Lost Creek Project made sales to meet its contractual commitments. This included product sales of 146,000 pounds U3O8, which were sold at an average price of $50.55 per pound. Quarterly product sales revenues totaled $7.4 million.

Although production rates at the Project were slowed slightly during the latter part of the quarter while maintenance was conducted on several process circuits, captured pounds increased 29% over the previous quarter. Production flow increased by 47% quarter-over-quarter by sourcing from nine header houses in the first mine unit. Header houses 8 and 9 were brought on line during the first quarter. A tenth header house in the first mine unit is under construction. Plant head grades continue to be significantly higher than projected. For the quarter, 192,280 pounds of U3O8 were captured within the Lost Creek plant. 177,057 pounds U3O8 were packaged in drums and 171,505 pounds U3O8 of drummed inventory were shipped out of the Lost Creek processing plant.

Pending Exploration Results and Additional Operational Highlights

During the quarter, the exploration team initiated an exploration drill program south of the production area for which results are currently being analyzed. Thus far, the program has included 91 holes, of which 34 holes encountered uranium intercepts with either strong mineralization or what the Company characterizes within its technical reports specific to the property as “ore-quality” mineralization (namely, GT ≥ 0.30, grade ≥ 0.020% eU3O8). We anticipate completing the 150-hole program during third quarter.

In addition to the plant maintenance and refinements which were completed during the period, Lost Creek water management practices continue to improve: the third deep disposal well and the reverse osmosis circuits became operational during the period.

Continuing Guidance for 2015

The Q2 2015 production target for Lost Creek is 210,000 pounds U3O8 dried and drummed. The production rate may be adjusted based on continuing operational refinements, and indicators in the market, including uranium spot market pricing and other factors.

About Ur-Energy

Ur-Energy is a uranium mining company operating the Lost Creek in-situ recovery uranium facility in south-central Wyoming. The Lost Creek processing facility has a two million pounds per year nameplate design capacity. Shirley Basin, our newest project, is one of the Pathfinder Mines assets we acquired in 2013. Baseline studies necessary for permitting and licensing of the project are currently being advanced. Ur-Energy is engaged in uranium mining, recovery and processing activities, including the acquisition, exploration, development and operation of uranium mineral properties in the United States. Shares of Ur-Energy trade on the NYSE MKT under the symbol “URG” and on the Toronto Stock Exchange under the symbol “URE.” Ur-Energy’s corporate office is located in Littleton, Colorado; its registered office is in Ottawa, Ontario. Ur-Energy’s website is www.ur-energy.com.

FOR FURTHER INFORMATION, PLEASE CONTACT

Rich Boberg, Senior Director IR/PR	Jeffrey Klenda, Executive Director, Acting CEO
866-981-4588	866-981-4588
Rich.Boberg@ur-energy.com	Jeff.Klenda@ur-energy.com

NI 43-101 Review of Technical Information

John K. Cooper, Ur-Energy Project Geologist, P.Geo., SME Registered Member and Qualified Person as defined by National Instrument 43-101, reviewed and approved the technical information contained in this release.

Cautionary Note Regarding Forward-Looking Information

This release may contain “forward-looking statements” within the meaning of applicable securities laws regarding events or conditions that may occur in the future (e.g., results of continued commissioning, maintenance and operational activities at the Lost Creek facility, including water management practices; ability to meet production targets for second quarter) and are based on current expectations that, while considered reasonable by management at this time, inherently involve a number of significant business, economic and competitive risks, uncertainties and contingencies. Factors that could cause actual results to differ materially from any forward-looking statements include, but are not limited to, capital and other costs varying significantly from estimates; failure to establish estimated resources and reserves; the grade and recovery of ore which is mined varying from estimates; production rates, methods and amounts varying from estimates; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; inflation; fluctuations in commodity prices; delays in development and other factors described in the public filings made by the Company at www.sedar.com and www.sec.gov. Readers should not place undue reliance on forward-looking statements. The forward-looking statements contained herein are based on the beliefs, expectations and opinions of management as of the date hereof and Ur-Energy disclaims any intent or obligation to update them or revise them to reflect any change in circumstances or in management’s beliefs, expectations or opinions that occur in the future.